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EXHIBIT 16 TO FORM 8-K


November 18, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


Gentlemen:

We have read Item 4 of Form 8-K dated November 18, 1997, of Mycogen Corporation and are in agreement with the statements contained in the second paragraph therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

                                           /s/ Ernst & Young LLP